TESSERA CONFIDENTIAL                                               EXHIBIT 10.11

                                 TESSERA, INC.
                            TCC(R) LICENSE AGREEMENT

     This Agreement is entered into as of this 1st day of April 1999 ("Effective Date"), between TESSERA INC., a corporation organized under the laws of Delaware, having a principal place of business at 3099 Orchard Drive, San Jose CA 95134 and the Tessera Affiliates ("Tessera") and Toshiba Corporation, a corporation organized under the laws of Japan having a principal place of business at 1-1, Shibaura 1-Chome, Minato-ku, Tokyo 105-8001, Japan and the Licensee Affiliates ("Licensee") with reference to the following facts:

                                     Scope:

     WHEREAS, Tessera owns certain patents and patent applications relating to semiconductor integrated circuit ("IC") packaging for single point bonded TCCs; and

     WHEREAS, Licensee desires to obtain a non-exclusive license under Tessera's said certain patents and patent applications.

     NOW THEREFORE, in consideration of the promises and covenants hereinafter set forth the parties hereto agree as follows:

     I.   DEFINITIONS

     As used herein, the following terms shall have the following meaning:

     A. The term "TCC" is an acronym for Tessera Compliant Chip, a type of integrated circuit ("IC") package which is the subject matter of certain Tessera Patents licensed hereunder. By way of non-limiting example, such TCCs may include IC packages that are in a fan-in arrangement (where external electrical terminals overlie a surface of an IC device) or are in a fan-out arrangement (where external electrical terminals are arranged beyond the periphery of an IC device) or are in a fan-in/fan-out arrangement (where external electrical terminals both overlie a surface of an IC device and extend beyond the periphery of the IC device). In such examples, the contact bearing surface of the IC device may face either towards or away from the external electrical terminals.

     B. The term "(mu)BGA(R)" is a type of TCC where the package terminals are disposed in or over a compliant structure attached to the face, contact bearing surface of the IC and the term "F-(mu)BGA(TM)" refers to a type of TCC where the package terminals are disposed in or over a compliant structure attached to the back, non-contact bearing surface of the IC.

     C. The term "Patent" means letters, patents, utility models, allowances and applications therefor in all countries of the world, including re-issues, re-examinations, continuations, continuations-in-part, divisionals, and all corresponding foreign patents.

     D. The term "Tessera Patent" means Patent(s) or claims within such Patent(s) for the design, manufacture, and/or assembly of TCCs (excluding Batch Technology as defined herein)


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TESSERA CONFIDENTIAL


owned by Tessera prior to expiration or termination of this Agreement. The term Tessera Patent shall further include any third party patent for the design, manufacture, and/or assembly of TCCs (excluding Batch Technology as defined herein) under which Tessera or any successor thereof has the right to grant licenses of the scope granted herein, as of the Effective Date or at any time during the term of this Agreement, without the payment of royalty or other consideration to such third parties except for payment to third parties for inventions made by said parties while employed by Tessera or any successor thereof. As of the Effective Date of this Agreement, Tessera Patents, as defined above, consist of those issued Patents set forth in Attachment A. Prior to expiration or termination of this Agreement, Attachment A shall be amended from time to time to include further issued Patents directly related to the scope of the license grant in Paragraph II. Tessera has sole discretion in the prosecution of the Tessera patent applications prospectively licensed hereunder, non-exclusively including filing continuations, continuations-in-part, divisionals, filing corresponding foreign patents applications and/or abandoning one or more of such patent applications.

     E. The term "Batch Technology" as used herein means Patents relating to or including: (i) any method or result of U.S. Patent Number 5,518,964 (and related Patents) for making flexible electrically conducting element(s), joining said elements to electrical contact(s) on a substantially planar electrical element such as a semiconductor integrated circuit, undiced IC wafer, or interconnect substrate, and forming said element(s) away from the plane of said contacts in a predetermined fashion into the flexible electrical lead(s) of a TCC; (ii) any method or result of U.S. Patent 5,455,390 (and related Patents) for making and forming flexible conducting element(s) on a dielectric film and then simultaneously joining said elements to electrical contacts on a substantially planar electrical element such as a semiconductor integrated circuit, undiced IC wafer or interconnect substrate to produce the flexible electrical leads of a TCC; and/or (iii) any method or result of further invention or Patent made or acquired by Tessera during the term hereof covering any processing method for simultaneously forming, producing and/or connecting a plurality of flexible electrical leads of a TCC. Notwithstanding, the parties expressly agree that any TCC made and/or connected individually on a semiconductor integrated circuit or undiced wafer by traditional wire bonding methods and/or tape automated bonding ("TAB") gang bonding methods, is NOT included in Batch Technology.

     F. The term "Billable Pin" means any electrical connection to an IC bond pad made or contained in any TCC license hereunder.

     G. The term "Licensee Improvements" means derivatives, improvements, modifications, or enhanced specifications relating to a TCC, or related materials, that may infringe a Tessera Patent or may be made or incorporated in a TCC by or for Licensee.

     H. The term "Standards" means those minimum standards as set forth in Attachment C pursuant to which Licensee may sell any TCC under a Mark (as defined in Paragraph VIII).

     I. The term "Licensee Affiliate" means any company which agrees to be bond by the terms and conditions of this Agreement and has more than fifty percent (50%) of the voting stock owned or controlled directly or indirectly by Licensee. A company shall be considered a Licensee Affiliate only so long as such majority ownership or control exists. Licensee shall be ultimately responsible for the actions of the Licensee Affiliates pursuant to this Agreement.


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TESSERA CONFIDENTIAL

     J. The term "Tessera Affiliate" means any company which agrees to be bound by the terms and conditions of this Agreement and has more than fifty percent (50%) of the voting stock owned or controlled directly or indirectly by Tessera. A company shall be considered a Tessera Affiliate only so long as such majority ownership or control exists. Tessera shall be ultimately responsible for the actions of the Tessera Affiliates pursuant to this Agreement.

     II.  LICENSEE RIGHTS

     A. License Grant. Subject to the terms and conditions hereinafter set forth, Licensee's agreement to the provisions hereof including all attachments hereto, and Licensee's payment of the fees and royalties stated herein in Paragraph III, Tessera hereby grants Licensee a non-exclusive, non-transferable, non-sublicensable, limited license to the Tessera Patents to package and/or assemble ICs into TCCs and use or sell such TCCs world wide. Licensee specifically is NOT granted any "have made" rights which would allow Licensee to have non-Affiliates package and/or assemble ICs into TCCs for Licensee.

     B. Batch Technology Excluded. Notwithstanding anything herein to the contrary, Batch Technology is excluded from the scope of this Agreement, and Licensee's rights herein expressly exclude any right to package and/or assemble, or sell any TCC made using Batch Technology.

     C. No Implied License. Notwithstanding the foregoing, nothing in this Agreement shall be construed to grant Licensee, successors or assigns or any third parties an implied license under any patent owned by Tessera other than the Tessera Patents.

     III.  FEE AND ROYALTY

       A. License Fee. As consideration for the licenses and privileges of Paragraph II.A. hereof, Licensee shall pay to Tessera the sum of [*] US DOLLARS ($[*]). The payment of such Licensee Fee shall be as follows:

         (1) Licensee shall pay [*] US DOLLARS (US$[*]) within thirty (30) days of the Effective Date

         (2) the remaining [*] US DOLLARS (US$[*]) in License Fee compensation shall be waived by Licensee's attainment of a minimum cumulative production quantity and sales level of royalty bearing TCC packages (for which Licensee pays Tessera a royalty directly, i.e. based upon this Agreement) on the following schedule:


* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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TESSERA CONFIDENTIAL

                                      Cumulative Production
                                         & Sales Quantity
                                        of royalty bearing
Deadline                                   TCC packages       Waiver Amount
----------------------------------    ---------------------   -------------
Two years from the First Quarterly         [*]                 US$[*]
Payment due Tessera pursuant to
Paragraph V.

Three years from the First Quarterly       [*]                 US$[*]
Payment due Tessera pursuant to
Paragraph V.

Four years from the First Quarterly        [*]                 US$[*]
Payment due Tessera pursuant to
Paragraph V.

     As Licensee meets the cumulative schedule (shown above) each year, the amount listed in the "Waiver Amount" column shall be subtracted and waived from the remaining [*] US DOLLARS due Tessera as a License Fee. If Licensee's production and sales of royalty bearing TCC packages does not meet the commitment schedule shown above at a respective Deadline, i.e. the end of a respective production and sales period, any unpaid or unwaived portion of the remaining [*] US DOLLAR License Fee shall be immediately due and payable to Tessera from Licensee.

     B. Royalty. In addition to the License Fee, Licensee shall pay running royalties for the license granted in Paragraph II.A. four times annually (as set forth in Paragraph V) to Tessera during the term of this Agreement. Licensee shall pay a royalty to Tessera in the amount of [*] US [*] (US$[*]) per Billable Pin for TCCs made by Licensee hereunder, whether sold, transferred or used internally.

     C. Volume Adjustments. Royalty payments due Tessera hereunder shall be adjusted by multiplying Licensee's total base royalty calculated under Paragraph III.B. above, by a factor of [*] ([*]) until Licensee has paid Tessera [*] US DOLLARS (US$[*]) in aggregate royalties, and then by a factor of [*] ([*]) until Licensee has paid Tessera an additional [*] US DOLLARS (US$[*]) in royalties. DISCOUNT FOR PREPAYMENT: At any time, Licensee may elect to pay Tessera [*] US DOLLARS (US$[*]) in lieu of any such Volume Adjustments, in which event said Licensee shall notify Tessera and tender such payment and henceforth pay royalties at the lowest level (as set forth in Paragraph III.B., above) without any such Volume Adjustments.

     D. Adjustments for CPI Changes. Licensee's royalty payments shall be further adjusted by multiplying amounts due under Paragraph III.C. above by a factor based on changes in the US Consumer Price Index ("CPI"). Said factor is deemed to be equal to one (1.0) for the first three years of the term of this Agreement. During said term or any extension hereof, said


* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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TESSERA CONFIDENTIAL


factor shall be recalculated every three years by dividing the average of the actual CPI during the three (3) years previous to such date of recalculation in effect on each third anniversary by the actual CPI in effect on the Effective Date of this Agreement. However, any change in the CPI pursuant to this provision shall not cause an adjustment of more than a 50%.

     E. Most Favored Royalty. As of the Effective Date, Tessera, in good faith, intends that any agreement that Tessera enters into henceforth with another similarly situated licensee whereby such licensee receives identical rights, privileges, terms and conditions as contained in this Agreement, shall be on royalty rate terms no more favorable to such other licensee than the royalty terms set forth in this Agreement. The following shall not be deemed agreements subject to this Paragraph: (i) agreements between Tessera and Tessera Affiliates; (ii) cross-license or other agreements under which a substantial portion of the consideration received by Tessera consists of rights to patents and/or technology owned by the other party to such agreement; (iii) agreements with governmental or educational agencies; and (iv) agreements in settlement of litigation. In the event that Tessera grants another such identical license having better royalty terms than the royalty terms set forth in this Agreement, Tessera shall promptly notify Licensee of the financial terms of such other license. Upon notice by Licensee, given within 30 days after such notice by Tessera, this Agreement shall be amended to substitute all of the royalty terms of such other license for the royalty terms of this Agreement, provided that
(a) Licensee must accept all of the royalty terms of such other license, and may not select particular terms; and (b) such amendment shall not affect Tessera's rights with respect to royalties or other moneys accrued and/or paid prior to such amendment.

     IV.  TAXES

     Any taxes imposed by the Government of Japan based upon payments from Licensee to Tessera under this Agreement shall be paid in accordance with the United States-Japan Treaty for the Avoidance of Double Taxation. Tessera acknowledges that Tessera shall be obligated to pay tax at the reduced withholding income tax rate of ten percent (10%) rather than the ordinary rate of twenty percent (20%) by filing the officially sanctioned "Application Form for Income Tax Convention between the United States and Japan" (hereinafter "Application Form") with the Japanese tax authorities. Licensee shall send Tessera the Application Form within thirty (30) days after execution of this Agreement for Tessera's signature and Tessera shall immediately sign and return it to Licensee so that Licensee may file it with the relevant Japanese tax authorities on behalf of Tessera. Tessera agrees that notwithstanding the payment condition as set forth elsewhere in this Agreement, Licensee may withhold the remittance of the payment until Licensee completes the filing procedure of the Application Form with the Japanese tax authorities; provided, however, that in no event such withholding of the remittance shall extend beyond the end of fifteen (15) working days from the date when Licensee received the signed Application Form from Tessera. Licensee shall deduct and pay any taxes due the Japanese government from payments made by licensee hereunder to the tax authorities in Japan. Licensee shall promptly furnish Tessera with the corresponding tax receipts and/or certificates evidencing payments or registration thereof.



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TESSERA CONFIDENTIAL

     V.    LICENSEE REPORTS AND PAYMENT

     Quarterly Royalty Payments. Beginning on the Effective Date of this Agreement, royalties shall be calculated and paid in full in quarter annual payment periods ending March 31, June 30, September 30 and December 31 of each year. Beginning with the first such royalty calculation and payment, Licensee shall deliver a written report (as shown in Attachment B) describing the basis upon and containing the information sufficient to determine the royalties due Tessera for the applicable payment period. All payments under this Paragraph shall be made in US Dollars by wire transfer to Union Bank of California, 99 Almaden Blvd., San Jose, CA 95113, Account Name: Tessera, Account No.:
6450148359, Routing No. 122000496, International Swift Code: UBLAUS66, or such other bank or account as Tessera may from time to time designate in writing. Licensee will further submit with each such calculation report, an accounting of the total quantity of TCCs manufactured by Licensee as compared to the total quantity of TCCs manufactured for Licensee by a separate Tessera TCC assembly licensee. The payments of royalties and submission of royalty reports from Licensee to Tessera under this Paragraph shall be made within sixty (60) days from the end of each reporting calendar quarter and shall be considered to be made as of the day on which such payments are received in Tessera's designated bank account.

     VI.   INTENTIONALLY LEFT BLANK.

     VII.  IMPROVEMENT GRANTBACK

     A. Licensee Improvement Grantbacks. Licensee agrees not to assert that Tessera infringes Licensee's Patents covered by any inventions contained in Licensee Improvements conceived of prior to the termination of this Agreement so that Tessera may manufacture, have manufactured, use, sell or offer for sale TCCs (excluding Batch Technology).

     B. Cross Licensing With Other Tessera Licensees. Licensee agrees to negotiate in good faith with the other licensees of Tessera on commercially reasonable terms a non-exclusive, non-transferable, non-sublicensable license under Licensee's Patents covering any inventions contained in such Licensee Improvements that are discoverable from an examination of the TCCs made by Licensee unless such other licensees refuse to grant to Licensee similar licensees under any of such other licensees' patent relating to any improvements developed by such other licensee on similar commercially reasonable terms. In no event shall Licensee be under any obligation to negotiate such licenses in good faith with other licensees of Tessera, unless Licensee Improvements are used in IC packages sold externally to non-Affiliates or proposed by Licensee and adopted for incorporation into a TCC packaging standard.

     VII. TRADEMARKS & LICENSE NOTICE

     A. Trademark Ownership. Licensee acknowledges Tessera's ownership of the following trademarks: TESSERA BLOCK LOGO, TCC, COMPLIANT CHIP, (mu)BGA, Micro BGA and F-(mu)BGA (hereinafter "Marks"). Licensee agrees that it will do nothing inconsistent with such ownership and that all use of the Marks by Licensee shall inure to the benefit of and be on behalf of Tessera. Licensee agrees that nothing in this Agreement shall give Licensee any



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TESSERA CONFIDENTIAL

right, title or interest in the Marks other than the right to use the Marks in accordance with this Agreement to make and sell TCCs according to the Standards.

     B. Trademark License Grant. Subject to the IC packages manufactured pursuant to this Agreement meeting all of the Standards, Licensee's agreement and compliance with to other provisions of this Agreement including all attachments hereto, and Licensee's payment of the fees and royalties stated herein in Paragraph III, Tessera hereby grants Licensee a non-exclusive, non-transferable, non-sublicensable limited license to use the Marks to identify and distinguish the royalty bearing TCCs that are sold by Licensee under this Agreement, subject to the proper use of such Marks (as set forth in this Paragraph below) and the acknowledgement of ownership of such Marks in documentation, articles and promotional material; to wit, each such use shall contain the following text: "__________ (List of the Marks used in the item) are trademarks of Tessera, Inc." or a suitable variant thereof to account for a singular use of one or more of the Marks.

     C. Trademark Form of Use. Licensee shall use its best efforts to use the Marks as modifiers in conjunction with generic nouns, e.g. the (mu)BGA(R) package. Further, all of the Marks, except "Micro BGA" and "F-(mu)BGA", are federally registered by the U.S. Trademark Office. As such, Licensee shall use the "(R)" symbol adjacent the Marks in all titles and headings and other prominent uses of the Marks and shall also use its best efforts to use the "R" symbol on at least the first and most obvious use of each of the Marks within the text of any printed material. "Micro BGA" and "F-(mu)BGA" are common law trademarks of Tessera. As such, Licensee shall use the "(TM)" symbol adjacent this Mark in all titles and headings and other prominent uses of the Micro BGA marks and shall also use its best efforts to use the "(TM)" symbol on at least the first and most obvious use of each such mark within the text of any printed material.

     D. License Notice. Licensee promotional material and advertisements referring to royalty bearing TCCs may include a prominent written notice that "These products are made under a license from Tessera, Inc.".

     IX.  THIS PARAGRAPH INTENTIONALLY LEFT BLANK

     X.   TERM AND TERMINATION

     A. Term. This Agreement shall become effective on the Effective Date and, unless earlier terminated as provided for elsewhere in this Agreement, shall remain in full force until the expiration of the last to expire of any Tessera Patent. Notwithstanding, Licensee may terminate this Agreement by reason of non-use of the relevant Tessera Patents licensed hereunder; such termination by Licensee shall take effect immediately upon Tessera's receipt of a written notice signed by Licensee.

     B. Termination for Breach. Either party may terminate this Agreement due to the other party's breach of this Agreement, such as failure to perform its duties, obligations, or responsibilities herein (including, without limitation, failure to pay royalties and provide reports as set forth herein). The parties agree that such breach will cause substantial damages to the party not in breach. Therefore, the parties agree to work together to mitigate the effect of any such breach; however, the non-breaching party may terminate this Agreement if such breach is

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
TESSERA CONFIDENTIAL

not cured or sufficiently mitigated (to the non-breaching party's satisfaction) within sixty (60) days of notice thereof.

     C. Termination for Assignment. In the event that (i) a party either sells or assigns substantially all of its assets or business to a third party ("Selling Party") or (ii) a third party acquires more than fifty percent (50%) of the capital stock entitled to vote for directors of such party ("Purchasing Party"), the Selling Party shall notify the other party hereto of such sale or assignment of assets or the Purchasing Party's acquisition. In any case of sale, assignment or acquisition, the Selling Party shall provide to the other party a written confirmation from such Purchasing Party stating that such Purchasing Party shall expressly undertake all the terms and conditions of this Agreement to be performed by Selling Party. In the event that Licensee is the Selling Party and the Purchasing Party does not agree to fulfill such obligations under this Agreement, Tessera shall reserve a right to terminate this Agreement. In the event Tessera is the Selling Party, the Purchasing Party shall be bound to the terms and obligations of this Agreement.

     D. Termination for Bankruptcy. In the event that one party becomes insolvent or bankrupt, permanently ceases doing business, makes an assignment for the benefit of its creditors, commits an act of bankruptcy, commences any bankruptcy proceedings or other proceedings in the nature of bankruptcy proceedings, or has commenced against it any bankruptcy proceedings or other proceedings in the nature of bankruptcy proceedings that are not dismissed within sixty (60) days, then the other party shall have the right to terminate this Agreement immediately upon its notice.

     E. Any termination of this Agreement pursuant to this Paragraph X shall be deemed a termination of this Agreement in accordance with its terms (including termination of any payments of unaccrued royalties to Tessera and any rights of Licensee to use any Tessera Patent licensed hereunder).

     F. Survival Clause. Unless otherwise provided elsewhere in this Agreement, the following provisions shall survive the termination or expiration of this Agreement:

          1. Licensee's obligation to make payments and associated payment reports (as stipulated in Paragraph V) to Tessera accrued under this Agreement on or prior to expiration or termination.

          2. Licensee's obligation to permit the inspection and audit of its account record stipulated in Paragraph XI.A., Financial Audit, shall expire five (5) years from any termination of this Agreement.

          3.   Paragraph VII.A., Licensee Improvement Grantbacks.

          4.   Paragraph X, Term and Termination.

          5.   Paragraph XII, No Warranties

          6.   Paragraph XIII, Limitation on Damages


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
TESSERA CONFIDENTIAL

          7.   Paragraph XIV, Confidentiality of Agreement Terms

          8.   Paragraph XV, Indemnity

          9.   Paragraph XVI, Miscellaneous

     XI.  REASONABLE AUDIT

     A. Financial Audit. Upon reasonable written prior notice, Tessera shall have the right to examine and audit through an independent third party CPA firm, not more frequently than once per year, all records of Licensee that may contain information bearing upon the amount of fees payable under this Agreement; provided, that the said auditor shall have agreed in advance in writing to maintain in confidence and not to disclose to Tessera or any third party any Licensee proprietary information obtained during the course of such audit. The results of any such audit shall be final, and within thirty (30) days after receiving the auditor's report, Licensee shall make payment to Tessera of any amount which may be found to be payable, if any. Tessera shall bear the expenses of such audit examinations unless royalties due and owing to Tessera are determined by the auditor to be at least five percent (5%) greater than such similar amounts as calculated and/or paid by Licensee, in which case Licensee shall bear such expenses.

     B. Standards Audit. Prior to the first shipment of TCCs to a third party by Licensee upon which Licensee intends to bear the Marks under the license set forth in Paragraph VIII.B. pursuant to this Agreement, Licensee shall provide Tessera with sufficient quantities of such packages to enable Tessera to determine if such packages are in compliance with the Standards. Upon receipt of such packages, Tessera shall promptly perform the tests set forth in Attachment C and provide a written report to Licensee detailing the results of the tests so performed. After the Licensee manufactured TCCs have passed Tessera's testing requirements, Licensee may use the Marks as set forth in Paragraph VIII. To ensure the on-going, future minimum quality and reliability of the TCCs sold by Licensee under any of the Marks pursuant to this Agreement, Tessera shall have a right to perform the tests set forth in Attachment C at any time during the term of this Agreement upon 60 day written notice by Tessera to Licensee of Tessera's intention to perform such Standards testing. Upon Licensee's receipt of such written notice from Tessera, Licensee shall promptly provide sufficient quantities of TCCs for such testing. Upon receipt of such packages, Tessera shall promptly perform the tests and provide a written report to Licensee detailing the results of the tests so performed.

     XII. NO WARRANTIES

     Licensee acknowledges and agrees that the rights and licenses, Tessera Patents and specifications granted or otherwise provided hereunder are provided to Licensee "AS IS", with no warranty of any kind. TESSERA MAKES NO WARRANTY, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, CONCERNING THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, QUALITY, USEFULNESS OR NONINFRINGEMENT. Tessera makes no warranty that the Tessera Patents, any specifications or Standards provided by Tessera to Licensee will be sufficient to yield any particular result.

TESSERA CONFIDENTIAL


    XIII. LIMITATION ON DAMAGES

     IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY OTHER PERSON OR ENTITY (UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY) FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSSES.

     XIV. CONFIDENTIALITY OF AGREEMENT TERMS

     A. Tessera and Licensee shall keep the terms of this Agreement (including all Attachments hereto) confidential except:

          (1) to any court or governmental body or agency compelling such disclosure; however, any disclosure shall be limited to that compelled by the governmental body or agency and the disclosing party will take all reasonable actions to obtain a protective order protecting the disclosure; or

          (2)  as may otherwise be required by law; or

          (3) either party may disclose to third parties the existence of this Agreement.

     B. A party receiving a request, subpoena or order for the disclosure of the terms or conditions of this Agreement shall notify the other party as soon as practicable and if, at all possible, in sufficient time to allow the other party to oppose disclose or seek appropriate protective orders. The party receiving such request, subpoena or order shall cooperate to the extent reasonably possible with the other party in any effort to oppose disclosure or seek protective orders.

      XV. INDEMNITY

     A. Licensee agrees to defend, indemnify and hold Tessera harmless from and against any and all damages, liabilities, costs and expenses (including reasonable attorney's fees and expenses) arising out of or related to Licensee's use of Tessera's Patents or any Tessera specifications. Notwithstanding, Licensee shall not bear the obligation or expense of defending the validity of any Tessera Patent. Tessera shall have sole control over and bear the expense for so defending the validity of the Tessera Patents.

     B. Tessera agrees to defend, indemnify and hold Licensee harmless from and against any and all damages, liabilities, costs and expenses (including reasonable attorney's fees and expenses) arising out of or related to Tessera's use of Licensee Improvements or any Licensee specifications. Notwithstanding, Tessera shall not bear the obligation or expense of defending the validity of any Licensee Patent. Licensee shall have sole control over and bear the expense for so defending the validity of the Licensee Patents.


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TESSERA CONFIDENTIAL

     XVI. MISCELLANEOUS

     The following additional terms shall apply to this Agreement:

     A. Governing Law. This Agreement shall be governed, interpreted and construed in accordance with the laws of the State of California, irrespective of choice of laws provisions. Both parties shall use their best efforts to resolve by mutual agreement any disputes, controversies, claims or difference which may arise from, under, out of or in connection with this Agreement. If such disputes, controversies, claims or differences cannot be settled between the parties, any litigation between the parties relating to this Agreement shall take place in San Jose, California. The parties hereby consent to personal jurisdiction and venue in the state and federal courts of California.

     B. No Waiver. Any waiver, express or implied, by either of the parties hereto of any right hereunder or default by the other party, shall not constitute or be deemed a continuing waiver or a waiver of any right or default. No failure or delay on the part of either party in the exercise of any right or privilege hereunder shall operate as waiver thereof, nor shall any single or partial exercise of such right or privilege preclude other or further exercise thereof or any other right or privilege.

     C. Equitable Relief: Nothing herein shall preclude either party from taking whatever actions are necessary to prevent immediate, irreparable harm to its interests. Otherwise, these procedures are exclusive and shall be fully exhausted prior to the initiation of any litigation.

     D. Notices. All notices, required documentation, and correspondence in connection herewith shall be in the English language, shall be provided in writing and shall be given by facsimile transmission or by registered or certified letter to Tessera and Licensee at the addresses and facsimile numbers set forth below:

          Tessera:  Tessera, Inc.
                    3099 Orchard Dr.
                    San Jose, California 95134
                    Facsimile No.: 408-894-0768
                    Attn: Chief Executive Officer

          Licensee: Toshiba Corporation
                    1-1, Shibaura 1-Chome.
                    Minato-ku, Tokyo 105-8001, Japan
                    Facsimile No.: 81-3-5444-9213
                    Attn.: Senior Manager
                           Licensing & Contracts Department
                           Intellectual Property Division

     Either Party may change its address and/or facsimile number by giving the other party notice of such new address and/or facsimile number. All notices if given or made by registered or certified letter shall be deemed to have been received on the earlier of the date actually received and the date three days after the same was posted and if given or made by facsimile



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
TESSERA CONFIDENTIAL

transmission shall be deemed to have been received at the time of dispatch, unless such date of deemed receipt is not a business day, in which case the date of deemed receipt shall be the next succeeding business day.

      E. Invalidity. If any provision of this Agreement is declared invalid or unenforceable by a court having competent jurisdiction, it is mutually agreed that this Agreement shall endure except for the part declared invalid or unenforceable by order of such court. The parties shall consult and use their best efforts to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid or unenforceable provision in light of the intent of this Agreement.

      F. Assignment. Neither party may assign this Agreement or any of its right or obligations hereunder without the prior written consent of the other party.

      G. Export Regulations. Both parties shall comply with the laws and regulations of the government of the United States and of any country as relevant to each party hereto relating to the export of commodities and technical data.

      H. Section Headings. The headings and captions used herein shall not be used to interpret or construe this Agreement.

      I. Entire Understanding. This Agreement embodies the entire understanding between the parties relating to the subject matter hereof, whether written or oral, and there are no prior representations, warranties or agreements between the parties not contained in this Agreement. Any amendment or modification of any provision of this Agreement must be in writing, dated and signed by both parties hereto.

      IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

TESSERA, INC.                             TOSHIBA CORPORATION

By:  /s/ JOHN W. SMITH                    By:  /s/ KOICHI SUZUKI
   ----------------------------------        -----------------------------------

Print Name:  John W. Smith                Print Name:  Koichi Suzuki
           --------------------------                ---------------------------
                                                Vice President & Group Executive
Title:       President                    Title:  Semiconductor Group
      -------------------------------           --------------------------------

Date:  3-24-99                            Date:  March 31, 1999
     --------------------------------          ---------------------------------



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